UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2019

THEMAVEN, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-12471	68-0232575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Fourth Avenue, Suite 200 Seattle, WA	98101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  775-600-2765

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
None	-	-

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

* Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On June 14, 2019, TheMaven, Inc. (the “Company”) and ABG-SI LLC (“ABG”), a Delaware limited liability company and indirect wholly-owned subsidiary of Authentic Brands Group, entered into a Licensing Agreement (the “Licensing Agreement”) pursuant to which the Company shall have the exclusive right and license in the United States, Canada, Mexico, The United Kingdom, The Republic of Ireland, Australia and New Zealand to operate the Sports Illustrated media business (in the English and Spanish languages), including to (i) operate the digital and print editions of Sports Illustrated (including all special interest issues and the swimsuit issue) and Sports Illustrated for Kids, (ii) develop new digital media channels under the Sports Illustrated brands and (iii) operate certain related businesses, including without limitation, special interest publications, video channels, bookazines and the licensing and/or syndication of certain products and content under the Sports Illustrated brand (collectively, the “Licensed Business”). The Company is not required to implement geofiltering or other systems to prevent users located outside the territory from accessing the digital channels in the territory.

Additionally, Ross Levinsohn, the former senior executive from Fox and Yahoo!, has agreed to become the new CEO of the Licensed Business. The terms of Mr. Levinsohn’s employment will be disclosed separately.

The initial term of the Licensing Agreement shall commence upon the termination of the Meredith License Agreement (as defined below) and shall continue through December 31, 2029. The Company has the option, subject to certain conditions, to renew the term of the Licensing Agreement for nine consecutive renewal terms of 10 years each (collectively, the “Term”), for a total of 100 years.

The Licensing Agreement provides that the Company shall pay to ABG annual royalties in respect of each year of the Term based on gross revenues (“Royalties”) with guaranteed minimum annual amounts. The Company has prepaid ABG $45 million against future Royalties. ABG will pay to the Company a share of revenues relating to certain Sports Illustrated business lines not licensed to the Company, such as commerce. The two companies will be partnering in building the brand worldwide.

Pursuant to a publicly announced agreement between ABG and Meredith Corporation (“Meredith”), an Iowa corporation, Meredith currently operates the Licensed Business under license from ABG (the “Meredith License Agreement). Maven and ABG are pursuing discussions with Meredith for it to continue to operate certain aspects of the business, including print operations, however the Licensing Agreement is not contingent on reaching such an agreement with Meredith.

The Company has agreed to issue to ABG within 30 days of the execution of the Licensing Agreement warrants to acquire common stock of the Company representing 10% of the Company’s fully diluted equity securities (“Warrants”). Half the Warrants shall have an exercise price of $0.42 per share (the “Forty-Two Cents Warrants”). The other half of the Warrants shall have an exercise price of $0.84 per share (the “Eighty-Four Cents Warrants”). The documentation for all the Warrants shall provide for the following additional terms: (1) 40% of the Forty-Two Cents Warrants and 40% of the Eighty-Four Cents Warrants shall vest in equal monthly increments over a period of two years beginning on the one year anniversary of the date of issuance of the Warrants (any unvested portion of such Warrants to be forfeited by ABG upon certain terminations by the Company of the Licensing Agreement); (2) 60% of the Forty-Two Cents Warrants and 60% of the Eighty-Four Cents Warrants shall vest based on the achievement of certain performance goals for the Licensed Business in calendar years 2020, 2021, 2022 or 2023; (3) under certain circumstances the Company may require ABG to exercise all (and not less than all) of the Warrants, in which case all of the Warrants shall be vested; (4) all of the Warrants shall automatically vest upon certain terminations of the Licensing Agreement by ABG or upon a change of control of the Company; and (5) ABG shall have the right to participate, on a pro-rata basis (including vested and unvested Warrants, exercised or unexercised), in any future equity issuance of the Company (subject to customary exceptions).

The Licensing Agreement contains various customary representations, warranties and indemnities by the parties.

B Riley FBR, Inc. acted as the Company’s financial advisor in the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THEMAVEN, INC.

Dated: June 17, 2019	By:	/s/ Joshua Jacobs
Name: Joshua Jacobs
Title: President